Exhibit 10.2

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Agreement” and/or “Release”) is made by and between John Molina (“Executive”), on the one hand, and Molina Healthcare, Inc., a Delaware corporation(the “Company”), on the other hand (collectively, the “Parties”).

WHEREAS, Executive and Company previously entered into that certain Second Amended and Restated Employment Agreement, dated as of March 16, 2016 (the “Employment Agreement”); and capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement;

WHEREAS, Executive’s employment with Company was terminated without Cause under Section 6(b) of the Employment Agreement, effective May 2, 2017 (“Termination Date”);

WHEREAS, under the Employment Agreement, Executive’s receipt of certain severance benefits as a result of the termination of his employment is contingent on his execution of a general release and waiver of claims against Company, any revocation of release period provided by law has run, and Executive has not revoked the release of claims and covenant not to sue within such period;

WHEREAS, Executive and Company desire to resolve all outstanding matters with respect to Executive’s employment with and separation of employment from Company; and

WHEREAS, Executive and Company desire to fully release all claims which Executive in any capacity may have or claim to have, including without limitation claims arising out of or in any way relating to Executive’s employment with and separation of employment from Company.

NOW, THEREFORE, Executive and Company agree as follows:

1.Termination of Employment. Executive’s employment with Company was terminated on the Termination Date. All positions Executive held with Company and any of its subsidiaries (whether as an employee, officer, director, consultant, committee member or otherwise) have ceased, except for his position as a director on the Board of Directors of Company (the “Board of Directors”). After the Termination Date, Executive shall have no employment duties or responsibilities to Company and no authority to act on its behalf (except solely for actions in Executive’s capacity as a director on the Board of Directors, subject to all policies, guidelines and other provisions, in each case that now exist or that may be adopted from time to time, applicable to directors on the Board of Directors) or speak on its behalf (except solely for statements made in Executive’s capacity as a director but only to the extent so authorized by Company). Executive will promptly sign all appropriate documents reasonably requested by Company to facilitate or reflect his separation from service from Company.

2.Payments and Benefits. As a result of the termination of Executive’s employment with Company, Executive is entitled to receipt of payments under Section 6(b) of the Employment

Agreement, subject to satisfying the condition precedent set forth in Section 12 of the Employment Agreement that Executive shall have executed this Agreement and that any revocation of release period provided by law shall have expired without revocation by Executive within such period. The Parties agree that the actual amounts payable under Section 6(b) of the Employment Agreement (other than the Accrued Obligations, which are addressed in Section 3 below) are set forth below:

a.    Cash Payment. Pursuant to Sections 6(b)(i)(1), (2) and (5) of the Employment Agreement, Executive will receive a cash payment equal to $4,040,000, subject to applicable withholding, which represents the sum of (i) $3,600,000, representing the amount equal to 400% of $900,000, which is Executive’s Base Salary in effect as of the Termination Date (“Base Salary”), (ii) $375,000, representing the Pro Rata Bonus; and (iii) $65,000, representing eighteen months of health and welfare benefits as contemplated under Section 4(a) of the Employment Agreement (in lieu of any obligation of Company to continue to provide health and welfare benefit coverage to Executive). The cash payment described in this Section 2(a) shall be paid to Executive in accordance with the timing described in Section 6(b)(iii)(A) of the Employment Agreement , based on his status as a Specified Employee on the date of Executive’s Separation from Service.

b.    401(k) Contributions. Consistent with Section 6(b)(i)(4) of the Employment Agreement, Executive is fully vested in his and Company’s contributions to Executive’s 401(k) plan account.

c.    Equity Compensation. Pursuant to Section 6(b)(ii) of the Employment Agreement, Executive shall be entitled to one hundred percent vesting of all outstanding Equity Compensation previously granted to Executive pursuant to equity compensation agreements accepted by Executive as a condition to each such grant, as more particularly set forth on Attachment A, subject to applicable withholding. All such grants of Equity Compensation are set forth on Attachment A, and Executive does not hold or have rights to any Equity Compensation not listed on Attachment A. With respect to the Performance Stock Unit Awards granted on March 1, 2017, and in accordance with the applicable equity compensation agreement pursuant to which such grant was issued to Executive, Company shall deliver one share of common stock of Company for each Performance Stock Unit Award that vested as a result of Executive’s termination of employment, subject to applicable withholding. All Equity Compensation listed on Attachment A shall continue to be governed by the terms of the applicable equity compensation plans and equity compensation agreements pursuant to which such grants were issued to Executive.

3.Accrued Obligations. The Parties acknowledge and agree that Company has paid or will pay Executive the following payments and benefits, subject to applicable withholding, which consist of the actual Accrued Obligations payable in accordance with Section 6(b)(i)(3) of the Employment Agreement, whether or not Executive signs this Agreement:

a.    Base Salary, PTO and 2016 Incentive Compensation. Company has paid Executive a lump sum cash payment of $186,922.94, subject to applicable withholding, which represents the sum of (i) $41,538.43, representing his accrued but unpaid Base Salary as of the Termination Date, (ii) $145,384.51, representing his accrued but unused PTO as of the Termination

Date and (iii) $0, representing his unpaid annual incentive compensation in respect of the 2016 fiscal year (it being agreed that all 2016 annual incentive compensation payable to Executive was paid by Company in March 2017). For the avoidance of doubt, the Parties acknowledge and agree that Executive had 336 hours of accrued but unused PTO as of the Termination Date.

b.    Expense Reimbursement. Company has paid or will promptly reimburse Executive for all reasonable expenses incurred in connection with the performance of his duties under Section 1 of the Employment Agreement through the Termination Date in accordance with Company’s expense reimbursement policies, subject to applicable withholding.

c.    Vested Benefits. Company shall provide the vested benefits to which Executive is entitled, if any, as a result of the termination of his employment under the employee benefit plans and arrangements of Company described in Sections 4(a) and 4(c) through 4(f) of the Employment Agreement, subject to applicable withholding. For the avoidance of doubt, the Parties agree that these benefits consist solely of the following: (i) Non-Qualified Deferred Compensation Plan Account Balance of $485,860.81, to be distributed in ten (10) annual installments in accordance with the timing required by the terms of the Non-Qualified Deferred Compensation Plan and Code Section 409A; and (ii) Executive Disability Coverage paid through May 26, 2017.

4.	General Release.
Executive, for himself and for his heirs, executors, administrators, successors, and assigns, does hereby irrevocably and unconditionally waive, release and forever discharge, Company, its past and present parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and its and their respective current and former employees, officers, directors and agents (collectively, the “Released Parties”), from any and all past or present claims, demands, causes of action, lawsuits, grievances, obligations, damages, expenses, attorneys’ fees, and liabilities of whatever kind or nature, known or unknown (all hereinafter referred to as “Claims”), which he ever had, now has, or may hereafter claim to have had, against the Released Parties or any of them based on any events, facts or circumstances arising at any time on or before the date of this Agreement, including but not limited to claims that relate to Executive’s service with Company and/or the separation from such service; provided that the foregoing release applies to current and former employees, officers, directors and agents only to the extent of Claims based on their actions (or failures to act) within the course or scope of their employment or service on the Board of Directors, as applicable, or otherwise made by reason of the fact that any such individual is or was an employee, officer, director or agent of Company, or is or was serving at the request of Company as a director, employee or agent of another company, partnership, joint venture, trust or other enterprise (this proviso, the “Claim Limitation Caveat”). Executive agrees that this general release of Claims includes, but is not limited to, (a) claims of race, age, gender, sexual orientation, religious or national origin discrimination or any other legally protected status under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); and under any other federal, state or local laws, as amended; (b) claims based on any other federal, state or local laws, including but not limited to the Equal Pay Act; the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act; the Labor Management Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act (“ERISA”); the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification

Act (“WARN”); the California WARN Act; the California Fair Employment and Housing Act; the California Labor Code; the California Family Rights Act, the California Industrial Welfare Commission Wage Orders; the California Constitution; and the California Government Code, as well as any amendments to those laws; (c) claims of disputed wages or entitlement to any other pay; (d) claims of wrongful discharge or retaliation; (e) claims of breach of any implied or express contract or covenant; (f) claims for violation of personnel policies, handbooks, or any covenant of good faith and fair dealing; (g) claims for promissory estoppel; (h) ERISA claims; (i) claims for wrongful denial of insurance or other benefits; (j) claims based on any public policy violation or on any tort, such as invasion of privacy, sexual harassment, defamation, fraud, misrepresentation and/or infliction of emotional distress; and (k) claims relating to Executive’s service as a director on the Board of Directors or actions taken by the directors on the Board of Directors or any of them as directors. Execution of this Agreement by Executive operates as a complete bar and defense against any and all Claims that may be made by Executive against the Released Parties or any of them, subject to the Claim Limitation Caveat. Executive expressly understands that among the various claims and rights being waived by Executive in this Agreement are those arising under the ADEA, and in that regard Executive specifically acknowledges that Executive has read and understands the provisions of Section 9 below before signing this Agreement.

5.	Exclusions from General Release; Protected Rights.
Notwithstanding anything to the contrary in Section 4 above, Executive is not prohibited from making or asserting: (a) Executive’s rights under this Agreement and any claims arising from the breach of this Agreement by Company, including any claim for breach of Company’s obligation to make the payments described in Sections 2 and 3 above; (b) any claims for unemployment compensation, workers’ compensation or state disability insurance benefits pursuant to the terms of applicable state laws; (c) any claim for vested benefits under any Company-sponsored retirement or welfare benefit plan; (d) Executive’s rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, Company’s articles, bylaws, or any indemnification agreement between Company and Executive; and/or to the protections of any director’ and officers’ liability policies of Company; (e) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Company and Executive are held jointly liable; (f) any claim that arises based on events or facts arising at any time after the date of execution of this Agreement (including any such claim arising under this Agreement or the Employment Agreement); and (g) any other right that may not be released by private agreement.

6.	Protected Rights.
Nothing in this Agreement limits Executive’s rights to file a charge with, or report possible violations of law or regulation to, or communicate with, any governmental agency or federal or state regulatory authority or self-regulatory organization, or to make other disclosures that are protected under any law or regulation, or to cooperate with any investigation or proceeding by any governmental agency, federal or state regulatory authority, or self-regulatory organization, or to receive an award for information provided to any securities regulatory agency or authority. If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency relating to Company as described in this Section 6, or is otherwise made a party to any such proceedings or other proceedings of a type described in Section 4 hereof, Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding if the charge or proceeding pertains to a claim that is released by this Agreement; provided, however, that this Agreement does not limit the Executive’s right to receive an award for information provided to any governmental agencies under any whistleblower program. In addition, Executive acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any attorney-client privileged information of Company or any of Company’s attorney work product without Company’s prior written consent or as otherwise expressly required by law. The exclusions and protections contained in this Section 6 override any language to the contrary in any other part of this Agreement.

7.	Waiver of Unknown Claims.
It is Executive’s intention (and Executive agrees) that Executive’s execution of this Agreement will forever bar every claim, demand or cause of action it releases. Executive agrees that this Agreement shall constitute a complete defense to any such claim, demand or cause of action. Executive recognizes that Executive may have some claim, demand or cause of action against Company or any other Released Party which are part of the Claims that this Agreement releases of which Executive is unaware and unsuspecting which Executive is giving up by execution of this Agreement, but it is Executive’s intention (and Executive agrees) that in executing this Agreement he shall be deprived of such claim, demand or cause of action and shall be prevented from asserting it against Company or any other Released Party. In furtherance of this intention, Executive expressly waives any and all rights and benefits conferred upon Executive by the provisions of Section 1542 of the California Civil Code (or any similar provision(s) of any other jurisdiction). Section 1542 provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

8.	Period for Review and Consideration of Agreement.
Executive confirms that he has been given until July 17, 2017 to review and consider this Agreement before signing it, which review period is at least twenty-one (21) days. Executive understands that he may use as much or as little of this period as he wishes prior to signing the Agreement. Executive and Company mutually agree to extend the deadline set forth in Section 12 of the Employment Agreement from July 1, 2017 (which is 60 days following Executive’s Separation of Service) to July 17, 2017.
To accept this Agreement, Executive must return an executed copy of this Agreement to Molina Healthcare, Inc., Attn: Jeff Barlow, 200 Oceangate, Long Beach, CA 90802; fax: (916) 646-4572; email: Jeffrey.Barlow@molinahealthcare.com by 5:00 p.m. Pacific on July 17, 2017.

9.	Revocation.
In order to comply with the Older Workers Benefits Protection Act (29 U.S.C. Section 626(f)) and effectuate the release by Executive of any potential claims under the ADEA, Executive agrees as follows. Executive specifically acknowledges that he is waiving and releasing any rights he may have under the ADEA in exchange for the consideration paid. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled. Executive has carefully reviewed this Agreement and understands the terms and conditions it contains. By entering into this Agreement Executive is giving up potentially valuable legal rights and he intends to be bound by all the terms and conditions set forth in this Agreement. Executive is entering into this Agreement freely, knowingly and voluntarily. Executive has been advised to consult, and has consulted, legal counsel before executing the Agreement. Executive does not waive any rights or claims that may arise from acts or events occurring after the date this Agreement is signed by Executive.
If this Agreement is signed by Executive and returned to Company within the time specified in Section 8 above, Executive may revoke this Agreement within seven (7) calendar days following the date on which Executive signs this Agreement. Accordingly, this Agreement shall not become effective or enforceable until the eighth (8th) calendar day after Executive signs this Agreement (the “Effective Date”). Revocation must be made by delivery of a written notice of revocation to Company in the manner described in Section 8 above by 5:00 p.m. Pacific on the seventh (7th) calendar day following the date on which Executive signs this Agreement.
If this Agreement is revoked within the seven (7)-day revocation period, none of the provisions of the Agreement shall be effective or enforceable.

10.	Cooperation.
Executive will cooperate fully with Company and its counsel, upon their request, with respect to the defense, prosecution, or conduct of potential or pending proceedings (including without limitation any litigation, arbitration, regulatory proceeding, investigation, or governmental action) against, involving or on behalf of any Company entity that relates in whole or in part to events which transpired while Executive was employed with Company. Executive agrees to render such cooperation in a reasonably timely fashion and to provide Company personnel and counsel with the full benefit of his knowledge with respect to any such matter, and will make himself reasonably available at reasonable times and locations for interviews, depositions, or court appearances at the request of Company or its counsel. In seeking such cooperation, Company will take into account Executive’s conflicting professional and personal commitments. Company agrees to compensate Executive at the rate of $300 per hour. for any cooperation required by and requested pursuant to this paragraph. Company acknowledges that Executive may have his personal counsel present for discovery or other adversarial proceedings at his own expense (except to the extent payment for counsel is provided under any applicable indemnification policy or director or officer insurance).

11.	Acknowledgements.
Executive represents and agrees that he has been and is hereby advised to and had the opportunity to thoroughly discuss, and has discussed, all aspects of this Agreement with his attorney, and that he had a reasonable period of time within which to consider the Agreement, and that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement. Executive further acknowledges that Executive has no right to any future employment by Company, and that except as set forth in Section 2 and 3 above, and except in connection with Executive’s service as a director on the Board of Directors, as of the Termination Date, Executive is not entitled to any wages or compensation (including without limitation bonuses or incentive compensation), perquisites, other benefits, stock awards, stock options, stock appreciation rights, or other equity-based or cash-based awards from Company. Executive has not suffered any job-related illness or injury during employment with Company for which Executive has not already filed a claim, and Executive has disclosed to Company in writing any pending or previously filed claim relating to an on-the-job injury or illness, and the termination of Executive’s employment by Company is not related to any such on-the-job injury or illness.

12.	Withholding.
Company may withhold, or cause to be withheld, from any payments or benefits under this Agreement all amounts required to be withheld pursuant to federal, state or local tax laws.

13.	Tax Matters.
Executive has not relied upon any representation, express or implied, made by Company or any of its representatives as to the tax consequences of this Agreement to Executive and Executive hereby releases the Released Parties from any and all liability to him or on behalf of him in connection with any such tax consequences. Executive agrees that any liability he incurs for federal, state or local tax payments or penalties on him arising from any portion of the payments made under the Employment Agreement or this Agreement shall be Executive’s sole responsibility.

14.	Assignment of Claims.
Executive hereby represents and warrants that he has not heretofore assigned or transferred or purported to assign or transfer to anyone or any entity any claims, assertions of claims, demands, actions, causes of action, or suits based upon, arising out of, pertaining to, concerning or connected with any other matters herein released.

15.	Non-Admission of Liability.
It is understood and agreed by Executive that the payment of consideration to which reference is made in this Agreement does not constitute an admission or concession of liability by Company on account of any claim or potential claim by Executive.

16.	No Current/Future Actions Filed; Covenant Not To Sue.
Executive represents and warrants that no type of administrative or legal action arising out of claims waived and/or released by this Agreement has been filed to date and that he will not sue or become party to any litigation arising out of claims waived or released by this Agreement. If Executive hereafter commences or becomes party to any action or proceeding against any Released Party based upon any of the claims waived and/or released by this Agreement, the Released Parties will be entitled to apply for an injunction to restrain such violation. This Agreement may be pleaded by the Released Parties as a defense, counterclaim or cross-claim in any such action or proceeding.

17.	Dispute Resolution.
The Parties acknowledge that the provisions of Sections 22 and 23 of the Employment Agreement apply to disputes arising out of or relating to this Agreement and that, to the extent that any dispute subject to the provisions of Section 22 of the Employment Agreement would implicate the factors set forth in Armendariz v. Foundation Health Psychare Services, Inc., 6 P.3d 669 (Cal. 2000) or its progeny to be applied, the Parties hereby agree and consent to their application, including the requirement that Company shall pay all additional costs peculiar to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding (for instance, Company will pay the arbitrator’s fees to the extent they exceed court filing fees).

18.	Entire Agreement.
Executive acknowledges that no promises or representations other than those set forth in this Agreement have been made to Executive to induce Executive to sign this Agreement, and that Executive only has relied on promises expressly stated herein. The Parties agree that nothing in this Agreement shall affect the provisions of the Employment Agreement that survive the termination of Executive’s employment with Company. No amendments or modifications to this Agreement shall be binding unless made in a writing specifically referencing this Agreement and signed by Executive and Company.

19.	Waiver.
The failure by either Party to insist upon strict compliance with any term or provision of this Agreement shall not operate or be construed as a waiver of such term or provision. The waiver by either Party of a breach of any term or provision of this Agreement must be in writing signed by such Party in order to be binding and, further, shall not operate or be construed as a waiver of a subsequent breach of the same provision by any Party or of the breach of any other term or provision of this Agreement.

20.	Governing Law; Construction.
This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws provisions. The language of this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

21.	Assignment; Binding Effect.
This Agreement is only assignable by Company (provided that no such assignment will relieve Company of its obligations under this Agreement to Executive). This Agreement shall be binding upon and inure to the benefit of each Party and its or his successors and assigns and, with respect to Executive, his spouse, heirs, legatees, executors, administrators, and representatives, and, with respect to the releases and waivers made herein, will inure to the benefit of the Released Parties.
22.Section 409A Provisions.
The provisions of Annex A to the Employment Agreement are hereby incorporated herein by reference as if fully set forth herein and shall apply to the payments made under this Agreement or the Employment Agreement, except as expressly set forth in this Agreement or the Employment Agreement.

23.	Severability.
If any provision of this Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way, and the provision held to be invalid, void or unenforceable shall be deemed to be severed or limited, but only to the extent necessary to render the remaining portion of such provision and the remaining provisions of the Agreement enforceable to the maximum extent permitted by law.

24.	Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument.

[SIGNATURES ON NEXT PAGE]

[SIGNATURES FOR WAIVER AND RELEASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned execute this Agreement freely and voluntarily intending to be legally bound by it.

June 26, 2017	Executive

/s/ John Molina

John Molina

June 23, 2017	Molina Healthcare, Inc.

/s/ Jeff D. Barlow

	By:	Jeff D. Barlow
	Its:	Chief Legal Officer

Attachment A

Equity Awards
		Market Value	Accelerated	Tax Payment	Shares	Shares Traded	Net Shares
Award Number	Plan	on Vest Date	Vesting Date	Method	Released	For Taxes	to be Issued
PS000080	2011	$59.75	5/2/2017	Trade	4,034	2,105	1,929
PS000085	2011	$59.75	5/2/2017	Trade	4,034	2,105	1,929
PS000090	2011	$59.75	5/2/2017	Trade	4,034	2,105	1,929
PS000095	2011	$59.75	5/2/2017	Trade	4,034	2,105	1,929
PS000105	2011	$59.75	5/2/2017	Trade	6,600	3,444	3,156
PS000110	2011	$59.75	5/2/2017	Trade	6,600	3,444	3,156
PS000120	2011	$59.75	5/2/2017	Trade	6,600	3,444	3,156
PS000130	2011	$59.75	5/2/2017	Trade	3,300	1,722	1,578
PS000135	2011	$59.75	5/2/2017	Trade	6,600	3,444	3,156
RA000366	2011	$59.75	5/2/2017	Trade	4,034	2,105	1,929
RA000443	2011	$59.75	5/2/2017	Trade	6,600	3,444	3,156
RA000443	2011	$59.75	5/2/2017	Trade	6,600	3,444	3,156
RA000528	2011	$59.75	5/2/2017	Trade	6,680	3,486	3,194
RA000528	2011	$59.75	5/2/2017	Trade	6,680	3,486	3,194
RA000528	2011	$59.75	5/2/2017	Trade	6,681	3,487	3,194
				TOTAL	83,111	43,370	39,741

Performance Stock Unit Awards
		Market Value	Accelerated	Tax Payment	Shares	Shares Traded	Net Shares
Award Number	Plan	on Vest Date	Vesting Date	Method	Released	For Taxes	to be Issued
PS000140	2011	$68.16	5/10/2017	Trade	8,350	4,358	3,992
PS000145	2011	$68.16	5/10/2017	Trade	8,350	4,358	3,992
PS000150	2011	$68.16	5/10/2017	Trade	7,794	4,067	3,727
PS000155	2011	$68.16	5/10/2017	Trade	11,134	5,810	5,324
				TOTAL	35,628	18,593	17,035